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                                                                  EXHIBIT 23.1




                          CONSENT OF INDEPENDENT ACCOUNTANTS



    We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement of Form S-8 of our report dated April 17, 1996, which appears on page 27 of the 1996 Annual Report to Shareholders of Lattice Semiconductor Corporation, which is incorporated by reference in Lattice Semiconductor Corporation's Annual Report on Form 10-K for the year ended March 30, 1996. We also consent to the incorporation by reference of our report on the Financial Statement Schedules, which appears on page S-1 of such Annual Report on Form 10-K. We also consent to the references to us under the headings "Experts" in such Prospectus.

/s/ PRICE WATERHOUSE LLP

PRICE WATERHOUSE LLP
Portland, Oregon
November 4, 1996